UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of The Securities Exchange Act of 1934

December 4, 2014

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                Other Events

On December 4, 2014, NewStar Financial, Inc. (the “Company”) issued a press release announcing that it completed its sale of $200 million principal amount of subordinated notes (“Notes”) and warrants (“Warrants”) to purchase 9.5 million shares of the Company’s common stock to three investment funds (the “Investors”) advised by Franklin Square Capital Partners and sub-advised by an affiliate of GSO Capital Partners LP in a previously announced private placement transaction. The sale is the initial closing (the “Initial Closing”) contemplated by the investment agreement (the “Investment Agreement”), dated as of November 4, 2014, entered into between the Company and the Investors, which provides for the Investors to purchase from the Company $300 million principal amount of Notes and Warrants to purchase 12 million shares of the Company’s common stock. The sale of an additional $100 million principal amount of Notes to the Investors will occur at subsequent closings during the year following the date of the Initial Closing, in each case at the election of the Company and in tranches of at least $25 million principal amount of Notes. The issuance of the remaining Warrants, as well as the removal of certain ownership restrictions contained in the Warrants issued at the Initial Closing, are subject to the approval of the Company’s stockholders, which will be requested at a special meeting of stockholders.

A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                Financial Statements and Exhibits.

(d)	Exhibits

99.1    Press Release of NewStar Financial, Inc. dated December 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: December 4, 2014	By:	/s/ John Kirby Bray
John Kirby Bray Chief Financial Officer